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SYMBOL TECHNOLOGIES CHIEF EXECUTIVE, ACTING CHAIRMAN RICHARD BRAVMAN STEPS DOWN;
           PRESIDENT & COO WILLIAM NUTI NAMED CEO AND MEMBER OF BOARD;
               LEAD INDEPENDENT DIRECTOR SALVATORE IANNUZZI NAMED
                             NON-EXECUTIVE CHAIRMAN

      2002 ANNUAL REPORT ON FORM 10-K TO BE FILED TODAY WITH SECURITIES AND
                    EXCHANGE COMMISSION; RESTATEMENT COMPLETE

         HOLTSVILLE, N.Y., December 30, 2003 - Symbol Technologies, Inc. (NYSE:SBL) announced today that Richard Bravman, chief executive officer and acting chairman of the board of directors, has stepped down from his executive and board positions, and that the board has named President and Chief Operating Officer William Nuti to succeed Bravman as chief executive and a board member. Bravman is expected to remain with the Company for 12 months as a senior advisor to Nuti and the board. The board also has named lead independent director Salvatore Iannuzzi as non-executive chairman.

         The Company also announced that it will file today with the Securities and Exchange Commission the Company's 2002 Annual Report on Form 10-K, which includes a restatement for the years 1998 through 2001 as well as the first three quarters of 2002, known as the restatement period. The Company anticipates filing its Form 10-Q for 2003's first, second and third quarters within the next few weeks.

         Nuti said, "During the past year the Symbol team has made substantial progress in cultural and organizational development, our balance sheet and income statement have improved considerably, productivity is up, we've attracted great management talent from several top companies, and our business controls have been greatly strengthened. Now that we are nearing the end of our long investigation into accounting improprieties by the former management of Symbol, our associates will be happy to have this chapter of the Company's history behind us. We believe that Symbol is extremely well positioned to capitalize on our accomplishments of this past year, and our clear leadership in the enterprise mobility space. As we continue to stay focused on business plan execution, Symbol will establish itself as an important player in the future of the technology industry."

         Bravman has voluntarily relinquished his roles as CEO and board member in an effort to facilitate a favorable conclusion to the previously reported government investigation into Symbol's past accounting practices.

         In the second quarter of 2001, Bravman participated in a single transaction initiated by others at Symbol that involved the premature recognition of approximately $860,000 in revenue. Bravman then informed his superior at the Company that he would not participate in such a

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transaction again. In early 2002, while under consideration for president of the
Company, Bravman discussed the transaction with certain members of the board. After becoming president, he also discussed his involvement in the transaction with certain members of then-current senior management.

         Later in 2002, after he had been appointed CEO, Bravman detailed his role in the transaction to the outside counsel investigating the Company's past accounting practices. Bravman directed counsel to disclose that information to the government promptly.

         Nuti said, "Rich is a talented executive who has served Symbol well for more than 25 years. In the time I've known him, I've found him to be ethical and to always act with integrity. It is most unfortunate that we are losing such a qualified executive under these circumstances but Rich is taking this action because he believes it is in Symbol's best interest. He will be missed by all in the Symbol family."

         Nuti continued, "I also want to praise the board's decision to name Salvatore Iannuzzi as non-executive Chairman. We are committed to world-class governance at Symbol and believe that this is an important step for us. Sal is ideally suited to help us in our quest to be a best-practice leader in corporate governance."

         Bravman said, "While this is a tremendously difficult decision for me personally after being part of Symbol's growth and success over the past 25 years, stepping aside at this juncture is in the best interests of the Company, its employees, its customers and its shareholders. When I learned that my connection to this transaction might influence the outcome of the government's investigation of Symbol, I realized that this is the right thing to do. I have enormous confidence in Bill Nuti and the leadership team we now have in place, and believe Symbol is in excellent position to thrive. I remain committed to assisting Bill and the board during the next 12 months to ensure a smooth transition at Symbol before I move on with the next phase of my life."

         Related to today's anticipated filing of the Company's 2002 Annual Report on Form 10-K, the adjustments necessary to restate the Company's financial statements and properly account for the errors and irregularities, which the Company investigated with the assistance of independent legal counsel and forensic accountants, have been made in accordance with accounting principles generally accepted in the United States (U.S. GAAP). They relate to the timing and extent of revenue recognition as well as several categories of cost of revenue and operating expenses.

         The effect of these adjustments is a reversal of cumulative net revenue of approximately $234.2 million and cumulative net earnings of $324.7 million that were recognized in the


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restatement period. As of September 30, 2002, the Company's restated
stockholders' equity was $946.2 million as compared with $1,171.4 million as originally reflected in the Form 10-Q for 2002's third quarter.

         In addition to the adjustments necessary during the restatement period, the Company also has recorded a pre-tax charge for the year ended December 31, 2002, of $98.3 million ($60.5 million after-tax) related to estimated settlements for certain Telxon and Symbol shareholder litigation.

         On October 8, 2003, the Company released unaudited financial results for the year ended December 31, 2002, with revenues of $1,398 million and net income of $4 million or 2 cents per diluted share. This compares to reported results for the year ended December 31, 2002, with revenues of $1,401 million and a net loss of $58 million or a loss of 25 cents per diluted share, which includes the effect related to estimated settlements for certain Telxon and Symbol shareholder litigation, described above, which were determined after October 8, 2003. As of December 31, 2002, the Company's stockholders' equity is $888 million or approximately $68 million less than the $956 million announced on October 8, 2003.

         TELECONFERENCE SCHEDULED TODAY

         To discuss today's announcements, Symbol will host a teleconference at 8:45 a.m. ET today, Tuesday, December 30, 2003. Those interested in participating in the call should dial 719-457-2657 at least 10 minutes prior to commencement of the call. A telephonic replay will be available beginning at 10 a.m. ET December 30, 2003, through January 8, 2004, on a 24-hour non-stop basis. The dial-in number to access this replay is: 719-457-0820 - Access Code: 652225.

         FORWARD-LOOKING STATEMENTS

         Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

         ABOUT SYMBOL TECHNOLOGIES

         Symbol Technologies, Inc. delivers enterprise mobility solutions that enable anywhere, anytime data and voice communication designed to increase productivity, reduce costs and realize competitive advantage. Symbol systems and services integrate rugged mobile computing, advanced data capture, wireless networking and mobility software for the world's leading retailers, transportation and logistics companies and manufacturers as well as


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government agencies and providers of healthcare, hospitality and security. More information is available at www.symbol.com.